EXECUTIVE ENGAGEMENT AGREEMENT

THIS EXECUTIVE ENGAGEMENT AGREEMENT (this “Agreement”) is dated as of July 22, 2024 (the “Effective Date”), by and between Himalaya Technologies, Inc., (HMLA) a Wyoming corporation, with offices located at 625 Stanwix St. #2504, Pittsburgh, PA 15222 (“Company"), and John A. Conklin, an individual residing at [***] (the “Executive”). HMLA and Conklin may be collectively referred to as the Parties or individually as the Party.

RECITALS

WHEREAS, the Executive is engaged by the Company as its President & Chief Operating Officer (“Executive”) or sometimes collectively herein referred to as the “Executive Position”) pursuant to the terms and conditions of this Agreement the Executive and Company on the Effective Date;

Whereas, the President & Chief Operating Officer will transition to President & Chief Executive Officer (President & CEO) upon the corporation achieving adequate capitalization to fund growth;

Whereas, the Company and the Executive desire to set forth the terms upon which the Executive will be engaged by the Company and serve in the Executive Position.

Now, Therefore, in consideration of the promises and of the covenants contained in this Agreement, the Company and Executive agree as follows:

1.	Employment and Duties.

(a)                 Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment, to serve in the Company’s Executive Position, and will serve in such other positions, and perform and execute such duties and responsibilities assigned to the Executive from time to time by the Company’s Board of Directors (the “Board of Directors”). Additionally, the Executive shall serve, during the term of this Agreement, as a member of the Company’s Board of Directors.

(b)                Performance of Duties. In performance of the Executive’s duties, the Executive shall be subject to the direction of, and be reporting directly to, the Company’s Board of Directors; anything herein to the contrary notwithstanding, if requested by the Board, the Executive will immediately resign from any Executive Position in which the Executive may be serving at such time. The Executive’s execution of this Agreement constitutes the Executive’s acceptance of his continuing appointment as the Company’s Chief Restructuring Officer. The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of the Company. It is understood and agreed by the Executive that the Executive’s title and scope of duties and responsibilities may, from time to time, change, but that any such changes shall not constitute a basis for the termination of this Agreement by the Executive.

(c)                 Full Time Efforts. The Executive may not accept other gainful employment except with the prior consent of the Board of Directors of the Company. With the prior consent of the Board of Directors of the Company, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities. Except during vacations, holidays and other leave time, the Executive agrees to devote the Executive’s full time efforts, professional attention, knowledge, and experience as may be necessary to carry on the Executive’s duties pursuant to this agreement and the fulfillment of the Executive’s responsibilities in accordance with the Executive Position. For purposes of clarity, except with respect to subsidiaries of the Company, the Executive may not render executive services to, or serve as a director or officer of any other Company without the prior approval of the Board of Directors. However, nothing in this Section 1 shall be construed as preventing the Executive from pursuing any of the following: (i) investing and managing the Executive’s personal assets and investments, so long as such assets and investments are not in businesses which are in direct competition with the Company or otherwise present a conflict of interest with the Company; and (ii) participating in civic, charitable, religious, industry and professional organizations and functions so long as they do not materially interfere with the performance of the Executive’s duties hereunder.

(d)	Travel. The Executive shall be available to travel for Company Business.

(e)                 Code of Ethics. During the term of this Agreement and at any time during which the Executive is serving in the Executive Position with the Company, the Executive agrees to adhere to the Company’s Code of Ethics and Business Conduct, as may be amended from time to time, which the Executive previously signed and provided to the Company.

2.	Term of Employment.

(a)                 Term. Subject to the provisions hereof permitting the earlier termination of this Agreement, the term of this Agreement shall be four (4) years, beginning on the Effective Date and terminating at 11:59 p.m. on July 21, 2028 (the “Expiration Date”). Following the Expiration Date, and except as otherwise specifically provided, the employment of the Executive, at the discretion of the Executive, may become an “at-will” employment unless the parties subsequently enter into a further contract of employment.

(b)	Earlier Termination. Anything herein to the contrary notwithstanding:

(i)                  The Executive’s employment will automatically terminate upon the death or permanent Disability of the Executive. The foregoing is subject to the duty of the Company to provide reasonable accommodation under the Americans with Disabilities Act.

(ii)	By mutual written agreement of the Executive and the Company.

(iii)               The Company at any time may terminate the Executive’s employment for Cause by delivering written notice (the “Company’s Notice of Termination”) of such termination. The Company’s Notice of Termination shall specify the effective date of the termination of the Executive’s employment (the “Effective Termination Date”).

(iv)               The Company at any time may terminate the Executive’s employment for any reason or no reason and without Cause by delivering the Company’s Notice of Termination, which shall specify the Effective Termination Date.

(v)                 The Executive, at his sole option, may terminate his employment for any reason or no reason at all, with or without Good Reason by delivering to the Company’s Notice of Termination (the “Executive’s Notice of Termination”) of such termination to the Company at least thirty (30) days prior to the effective date of the termination of employment specified in the notice; the Executive’s Notice of Termination shall specify the Effective Termination Date. In the event that the Company receives the Executive’s Notice of Termination, the Company may, in its sole discretion, accelerate the date of termination specified in the notice, which acceleration will not give rise to any additional payments or rights to the Executive hereunder.

(c)                 Acceleration of Termination Date. Anything herein to the contrary notwithstanding, upon receipt of the Executive’s Notice of Termination, the Company may elect to accelerate the Effective Termination Date as specified in the Executive’s Notice of Termination to such earlier date as the Company, in its sole discretion may elect; by providing the Executive with written notice thereof, which acceleration will not give rise to any additional payments or rights hereunder to the Executive.

(d)                Basis of Termination. Each of the Company’s Notice of Termination and the Executive’s Notice of Termination must specify the particular termination provision of this Agreement relied upon by the party for the termination.

(e)                 Resignation as a Member of the Board. Upon termination of the Executive’s employment pursuant to this Agreement, either by the Executive or the Company, the Executive shall resign as a member of the Board of Directors as of the Effective Termination Date unless the Board of Directors requests the Executive remain a Director and the Executive accepts the position.

(f)                  Term of Employment and Termination. Herein referenced in 2(a) through 2(e) is subject to conditions of Section 10 - Effect of Termination.

3.	Compensation.

(a)	Salary. As of the Effective Date, the Executive shall be paid a monthly salary of Seven Thousand and Five Hundred Dollars ($7,500) and as modified from time to time hereunder, the “Monthly Payment”) (Ninety Thousand Dollars ($90,000) per year), the salary is payable in twenty four (24) installments of Three Thousand and Seven Hundred Fifty Dollars ($3,750) each on the fifteenth (15th) and last day of each calendar month during the term of this Agreement, less all payroll and other required tax withholdings. The Monthly Payment shall be prorated for any partial months during the term of this Agreement. The Executive’s salary shall be subject to periodic review and adjustment in accordance with the Company’s salary review policies and practices then in effect for its senior management. The amounts and conditions of a salary increase shall be awarded as outlined in 3(b), or, in addition to 3(b) additionally awarded to the Executive as determined by the Board of Directors, in its sole discretion.

(b)	Increase in Salary. For each six (6) months in which the Executive serves as President & Chief Operating Officer for any part of such month, an additional $5,000 payment of salary, payable in accordance with the Company’s normal payroll policies and procedures.

(c)                 Cash Bonus. The amounts and conditions of a cash bonus, if any, to be awarded to the Executive will be determined by the Board of Directors, in its sole discretion.

(d)                Equity Bonus. As an incentive to enter into and undertake employment pursuant to this Agreement the Executive will be granted stock as follows:

(i)	Number and Award of Stock. Subject to the Executive’s execution and delivery of this Agreement the Executive shall receive a total of thirty million (200,000,000) Shares of Company Common Stock.
(1)	Stock shall be awarded to the Executive according to schedule provided:
(a)	Upon execution of this Agreement: 80% of 200,000 Series B Preferred Shares or 160,000 Series B Preferred shares convertible into 160,000,000 common shares.
(b)	On or before December 31, 2024 20% of 200,000,000 shares or 40,000,000 Series B Preferred Shares convertible into 40,000,000 common shares.

(ii)	Additional Stock Awards. Subject to the foregoing additional Stock shall be awarded as follows:

(1)	Time Vesting stock awards 2,000 Series B Preferred shares convertible into 2,000,000 common shares for each calendar year of service in the Executive Position for the next four (4) years (8,000 Series B Preferred shares in aggregate), which shall vest and become exercisable as follows:
(a)	as to 1,000 shares on September 30, 2024;
(b)	as to 1,000 shares on December 31, 2024;
(c)	as to 1,000 shares on June 30, 2025;
(d)	as to 1,000 shares on December 31, 2025;
(e)	as to 1,000 shares on June 30, 2026;
(f)	as to 1,000 shares on December 31, 2026;
(g)	as to 1,000 shares on June 30, 2027; and
(h)	as to 1,000 shares on December 31, 2027.

(iii)	Form S-. The Company, and subject to legal opinion on filing Form type, shall within forty-five (45) day, following the date hereof and subject to satisfaction of any and all applicable regulatory requirements and shareholder approval, file a registration statement on Form S-8, or file a post-effective amendment to a currently filed Form S-8, with the Securities and Exchange Commission registering, to the extent possible, the shares of common stock issuable upon exercise of the Options and keep such registration statement in effect until the sale of all shares of common stock issuable.

All issuances and awards with respect hereto shall be made by the Board or any committee thereof to which the Board of Directors has delegated such authority, in good faith in accordance with applicable law, the Articles of Incorporation and Bylaws of the Company, in its sole discretion, and shall be final, conclusive and binding on all persons, including the Executive and the personal representative of Executive’s estate.

(d)                Future Equity Grants. The number, vesting and other conditions of future equity grants, if any, to be awarded to the Executive will be determined by the Board of Directors, in its sole discretion. Other than the equity compensation to be granted to the Executive pursuant to Section 3(e), the Executive will automatically participate in any future equity grants issued to members of the Board for his participation as a member of the Board.

(e)                 Withholdings. The Company will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

4.	Additional Benefits.

(a)                 Medical Insurance Reimbursement. During the term of this Agreement, the Company agrees to pay the Executive a monthly stipend of $950 per month (to be adjusted on an annual basis for any increases or decreases in premium) (“Medical Insurance Reimbursement”) in addition to the Executive’s annual salary to cover medical insurance premiums until such time that the Company can make available an alternative medical insurance plan. Nothing herein shall be deemed to impose any other or further obligation or liability on the part of the Company with respect to any medical costs incurred by the Executive during the term of the Executive’s employment. Except as specifically provided herein or as required by law, the Executive acknowledges that he, his spouse and dependents will not receive health and medical benefits following any termination of his employment.

(b)                Holidays, Personal Time, and Vacation Days. In addition to having time off for Federal Holidays, the Executive shall be entitled to twenty (20) business days to be used for paid personal time and vacation each calendar year. Vacation will accrue on January 1 of each year. The Executive may carry over into the next year any untaken vacation provided the total number of vacation days for any calendar year shall not exceed thirty (30) business days. At the end of each calendar year, the Executive may elect to be paid according to Salary, as defined in Section 3, above, for all accrued and untaken vacation.

(c)                 Business Expense Reimbursement. The Executive shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of the Executive’s duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company (collectively, “Business Expense Reimbursement”).

(d)                Indemnification; D&O and Side A Insurance; Officer Liability. The Company shall, to the maximum extent permitted by law, indemnify and hold the Executive harmless for any acts or decisions made by the Executive if the Executive acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company shall use commercially reasonable efforts to maintain its D&O and Side A insurance during the Term.

(i)	In the event D&O and Side A Insurance is not available in a timely manner for Directors, Officers, and Advisors (“DO&A”), this Agreement is subject to the full execution of the Company’s DO&A Indemnification Agreement between the Parties.

(e)                 Non-Exclusivity of Rights. Except as otherwise specifically provided, nothing in this Agreement will prevent or limit the Executive’s continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Company or Company and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Company or Company will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement.

5.	Executive’s Representations and Warranties.

The Executive represents and warrants to the Company that:

(a)                 the execution, delivery and performance of this Agreement by the Executive does not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive are a party or of which the Executive or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist;

(b)	the Executive is able to render the Executive Position;

(c)                 the Executive is not party to any ongoing civil or criminal proceedings, and have not been party such proceedings within the past ten years, and do not know of any such proceeding that may be threatened or pending against the Executive; and

(d)                the Executive is not currently engaged in activities and will not knowingly engage in future activities that may cause embarrassment to the Company or tarnish the reputation or public image of the Company, including but not necessarily limited to: any criminal behavior(s) such as drug use, theft, or any other potential or active violation of law; political controversy, civil disobedience, or public protest; lewd, lascivious behavior.

6.	Discoveries and Works.

All Discoveries and Works which are made or conceived by the Executive while engaged by the Company, solely, jointly or with others, that relate to the Company’s past, present or anticipated activities, or are used or useable by the Company within the scope of this Agreement shall be owned by the Company. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested; (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company; (c) assist the Company in obtaining or maintaining for itself at the Company’s expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works; and (d) promptly execute, whether during the term of this Agreement or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within one year after the expiration or termination of the term of this Agreement, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or delivered by the Company at the time of such termination shall, as between the Executive and, the Company, be presumed to have been made during the term of this Agreement. The Executive acknowledges that all Discoveries and Works shall be deemed “works made for hire” under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

7.	Intellectual Property.

(a)	Assignment.

(i)                  The Executive agrees to make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of the Executive’s right, title and interest in and to any Intellectual Property developed using Company technology during the course of this Agreement. Without limiting the foregoing, all copyrightable works that the Executive creates during the Executive’s employment related to Company Business with the Company shall be considered “work made for hire.”

(ii)                Any interest in Intellectual Property which the Executive now, or hereafter during the period the Executive is engaged by the Company, may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; the Executive hereby assign and agree to assign to the Company (or as otherwise directed by the Company) all of the Executive’s right, title and interest in and to all Work Product, including without limitation all patent, copyright, trademark and other intellectual property rights therein and thereto. If the Executive have any such rights that cannot be assigned to the Company, the Executive waive the enforcement of such rights, and if the Executive have any rights that cannot be assigned or waived, the Executive hereby grant to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid license, with right to sublicense through multiple tiers, to such rights. Such rights shall include the right to make, use, sell, improve, commercialize, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based on, and otherwise exploit or utilize in any manner the subject intellectual property.

(iii)               The Executive’s obligation to assign the Executive’s rights to Intellectual Property under this Section 7 shall not apply to any inventions and all Discoveries and Works which were developed prior to the Executive’s performance of services hereunder or under this Agreement. The Executive acknowledges that there are, and may be, future rights that the Company may otherwise become entitled to with respect to the Intellectual Property that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed, and the Executive specifically intends the foregoing assignment of rights to the Company to include all such now known or unknown uses, media and forms of exploitation. The Executive agree to cooperate with the Company, both during and after the term of the Executive’s employment , in the procurement and maintenance of the Company’s rights to the Intellectual Property and to execute, when requested, any and all applications for domestic and foreign patents, copyrights and other proprietary rights or other documents and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company, to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property and to otherwise carry out the purpose of this Agreement.

(iv)               If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure any signature for any of the assignments, licenses or other reasonably requested documents pertaining to the intellectual property rights referenced herein within ten (10) days of the delivery of said documents to the Executive, then the Executive hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead and to execute and file said documents and do all other lawfully permitted acts to further the perfection, defense and enjoyment of the Company’s rights relating to the subject Intellectual Property with the same legal force and effect as if executed by the Executive. The Executive stipulates and agrees that such appointment is a right coupled with an interest, and will survive the Executive’s incapacity or unavailability at any future time.

(v)    Executive hereby assigns and agrees to assign to Company, without royalty or any other consideration except as expressly set forth herein, all worldwide right, title and interest Executive may have or acquire in and to (i) all Materials; (ii) all Company Inventions (iii) all worldwide patents, patent applications, copyrights, mask work rights, trade secrets rights and other intellectual property rights in any Innovations; and (iv) any and all “moral rights” or right of “droit moral” (collectively “Moral Rights”), that Executive may have in or with respect to any Innovations filed or in the process of filing at the time of the Effective Date of this Agreement or which may arise in the future pursuant to this Agreement. To the extent any Moral Rights are not assignable the Executive waives, disclaims and agrees that Executive will not enforce such Moral Rights. Executive agrees that such assignment shall extend to all languages and including the right to make translations of the Materials and Innovations. Additionally, Executive agrees, at the Company’s expense, but at Company's sole expense, to sign and deliver to Company (either during or subsequent to Executive's performance of the Services hereunder) such documents as Company considers desirable to evidence the assignment of all rights of Executive, if any, described above to Company and Company's ownership of such rights and to do any lawful act and to sign and deliver to Company any document necessary to apply for, register, prosecute or enforce any patent, copyright or other right or protection relating to any Innovations in any country of the world. If required, the Executive will be paid a reasonable consulting fee for such services consistent with industry practices but not to exceed $250 per hour.

(b)                Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Intellectual Property made by the Executive (solely or jointly with others) during the term of the Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, electronic or digital data, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

(c)                 Patent and Copyright Registrations. The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property Items, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

8.	Non-Competition and Non-Solicitation and Non-Circumvention.

(a)                 Non-competition. Except as authorized by the Board, during the Executive’s employment by the Company and for a period of nine (9) months thereafter (the “Non-Compete Period”), the Executive will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; (iii) except for investments or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5% of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this section, “Competing Business” means any Person which is engaged directly or indirectly in any business competing with the Company’s water monitoring and Leak detection platform that integrates building sensors, engineering, installation, insurance, financing, and artificial intelligence and machine learning business; and White Board technology services (“Company Business”) or such other business as then carried on or planned to be carried on (if such plans were developed during the Term) by the Company or any of its subsidiaries or affiliates (collectively, the “Company’s Business”). The Company understands the Executive may continue to act as a consultant on his own behalf for other companies as authorized in Section 1(c) of this Agreement.

(b)                The following activities shall not be deemed to be competitive to the Company’s business, unless the parties mutually agree to modify based upon developments within the Company:

(i)                  A renewable or alternative energy operating business (i.e. owner, operator or management of any renewable energy installation) which shall not make use of the Company’s products and technologies or the Company’s products and technologies under development and shall not compete against the Company.

(ii)                Notwithstanding anything herein to the contrary, Company acknowledges that the Executive may have other existing outside interests. Provided such:

(1)	interests do not affect the Executive’s ability to competently perform obligations hereunder, and

(2)                 Entities do not compete with Company’s Business, Company hereby consents to allow the Executive to continue to provide services to such other entities. The Executive agrees to not compete with Company’s Business, or with the Company’s current products and technologies and technologies under development.

(iii)               The Company and the Executive understand the Executive is permitted to provide design and/or installation consulting services that may include renewable and alternative energy Products provided there is no conflict of interest with the Company’s Business.

(c)                 Non-Solicitation and Non-Circumvention. During the Term and for a period of nine (9) months following the termination of this Agreement 10(d) the Executive will not directly or indirectly, whether for his account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were or are customers of the Company during the term of this Agreement, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates which are Competing Businesses with the Company.

(d)                Requirement to Safeguard Confidential Information. All Confidential Information of the Company is expressly acknowledged by the Executive to be the sole property of the Company, and the disclosure of the Confidential Information shall not be deemed to confer any rights with respect to such Confidential Information on the Executive. The Executive will exercise reasonable care to ensure the confidentiality of the Confidential Information. All confidential information which the Executive may now possess, or may obtain or create prior to the end of the period the Executive are engaged by the Company, relating to the business of the Company, or any customer or supplier of the Company, or any agreements, arrangements, or understandings to which the Company is a party, shall not be disclosed or made accessible by the Executive to any other person or entity either during or after the termination of the Executive’s employment or used by the Executive except during the Executive’s employment by the Company in the business and for the benefit of the Company, without the prior written consent of the Company. Nothing herein shall be construed as an obligation of the Company to consent to the terms and conditions of any such request and under no circumstances shall any such approval be deemed to waive, alter or modify the terms and conditions of this Agreement. The Executive agrees to return all tangible evidence of such confidential information to the Company prior to or at the termination of the Executive’s employment.

The Executive agrees that, except as required by his duties with the Company or as authorized by the Company in writing, he will not use or disclose to anyone at any time, regardless of whether before or after the Executive ceases to be engaged by the Company, whether based on the Executive’s recollection or otherwise, any of the Confidential Information obtained by him in the course of his employment with the Company. The Executive shall not be deemed to have violated this Section 8(d) by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Executive, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Company prior to make any disclosure.

9.	Equitable Remedies; Availability of Other Remedies; Obligations Absolute.

(a)                 The Executive represents and warrants that he has had an opportunity to consult with an attorney regarding this Agreement and fully understands the contents hereof.

(b)                The Executive acknowledges that (i) the provisions of Sections 7 and 8 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, and (ii) any violation of Sections 7 and 8 may result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company and its Affiliates for such a violation. Accordingly, the Executive agrees that if the Executive violates the provisions of Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company and its Affiliates shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.

(c)                 The rights and remedies of the Company and its Affiliates under this Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company and its Affiliates under this Agreement, and the obligations and liabilities of the Executive under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations.

(d)                The Executive’s obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Company or any other person) of any provision of any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Company, the Company, or any other person.

(e)                 The Executive acknowledges that the provisions of Sections 7 and 8 are fully applicable to the Executive no matter whether the Termination Date occurs prior to, on, or subsequent to, the Expiration Date and regardless of the reason for the Executive’s termination.

10.	Effect of Termination.

(a)                 Termination For Cause or Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive for any reason other than a Good Reason (as provided in Sections 2(b)(iii) and (vi)), except as provided in Section 10(d)(i), no severance compensation will be paid or other benefits furnished to the Executive as a result of such termination.

(b)                Termination Without Cause; Disability; No-Good Reason. If Executive’s employment is terminated as a result of the Executive’s Disability, by the Company without Cause or by the Executive for Good Reason (as provided in Sections 2(b)(i), (iv) and (v)), the Company shall pay the Executive a payment in accordance with Section 10(d)(i) and (ii) of this Agreement.

(c)                 Executive Termination For Cause or Good Reason. If the Executive terminates this Agreement for Cause or Good Reason, the Company shall pay the Executive a payment in accordance with Section 10(d)(i) and

(ii) of this Agreement. All stocks outlined in 3(d)(i-iii) that have not been awarded shall be collectively awarded in aggregate according to 3(d)(i-iii) and the Executive is entitled to the equivalent of 1.5 years’ lump sum salary at the time of Termination for Cause or Good Reason in accordance with Section 3.

(d)	Payments Upon Termination.

(i)                  Basic Payments. In the event the Executive’s employment under this Agreement is terminated pursuant to Section 10(a), Executive’s rights and the Company’s obligations hereunder shall cease (except to the extent specifically provided to survive the termination of this Agreement) as of the Effective Termination Date; provided, however, that the Company shall pay the Executive, subject to Executive’s full and complete compliance with the provisions and conditions set forth in Section 10(d)(iii) and (iv), his (i) Monthly Salary, prorated through the Effective Termination Date; (ii) Business Expense Reimbursements through the Effective Termination Date; (iii) Medical Insurance Reimbursement and any other benefits due to the Executive, prorated through the Effective Termination Date.

All payments made pursuant to this Section 10(d)(i), will be made in accordance with the Company’s regular payroll procedures through the Effective Termination Date; and the full payment all of payments and benefits due the Executive hereunder upon termination shall completely and fully discharge and constitute a release by the Executive of any and all obligations and liabilities of the Company to the Executive, including, without limitation, the right to receive Monthly Payment, options and all other compensation or benefits provided for in this Agreement, and the Executive shall not be entitled to any further compensation, options, or severance compensation of any kind, and shall have no further right or claim to any compensation, options, benefits or severance compensation under this Agreement or otherwise against the Company or its affiliates, from and after the date of such termination, except as provided by the terms of the stock option agreement entered into between the Executive and the Company, and any benefit plan under which the Executive is participating.

(ii)                Severance Payments. In the event the Executive’s employment under this Agreement is terminated pursuant to Section 10(b) the Executive’s rights and the Company’s obligations hereunder shall cease (except to the extent specifically provided to survive the termination of this Agreement), as of the Effective Termination Date of the termination; provided, however, that the Company shall pay the Executive (A) the payments provided for in Section 10(d)(i) above and, subject to the Executive’s full and complete compliance with the provisions and conditions set forth in Sections 10(d)(iii) and (iv), (B) a severance payment (the “Severance Payment”) equal to:

(1)                  six (6) Monthly Payments as in effect on the date of termination if this Agreement is terminated after the Effective Date and prior to December 31, 2024;

(2)                 eight (8) Monthly Payments as in effect on the date of termination if this Agreement is terminated after December 31, 2024 and prior to December 31, 2025;

(3)                  twelve (12) Monthly Payments as in effect on the date of termination if this Agreement is terminated after December 31, 2025 and prior to December 31, 2027; and

The Severance Payment shall be subject to any applicable tax withholdings. Payment of the Severance Payment will be made as set forth in Section 3(a) so long as the conditions specified in Sections 10(d)(iii) and (iv) are satisfied. The Company, at its sole discretion, may elect to issue the Severance Payment in one lump sum payment.

(iii)               Return of Documents and Property. Within forty-five (45) days of the Effective Termination Date, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company, at Company’s expense, in good order (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates; (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the Executive’s control (or the control of his heirs or personal representatives); and

(c) all corporate records of the Company, including minute books, accounting related materials, audit related materials, attorney correspondence, and any other such records which may be in the Executive’s possession. In the event that the Agreement is terminated by the Company for Cause or by the Executive for Cause, Good or No Good Reason, any and all expenses related to the Return of Documents and Property shall be paid, in advance, by the Company.

(e)	Other Effects of Termination.

(i)                  Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated the provisions of Sections 5, 6, 7, 8, 9, 10, 12 and 13 of this Agreement shall survive such termination and continue in full force and effect.

(ii)                Relinquishment of Authority. Notwithstanding anything herein to the contrary, upon written notice to the Executive, the Company may immediately relieve the Executive of all of the Executive’s duties and responsibilities hereunder and may relieve the Executive of authority to act on behalf of, or legally bind, the Company. However, such action by the Company shall not alter the Company’s obligations to the Executive with regard to the procedure for a termination.

11.	Successors and Assigns.

This Agreement shall insure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Executive, the Executive shall not have the right to assign or transfer any of the Executive’s rights, obligations or benefits under this Agreement, except as otherwise specifically noted herein.

12.	No Reliance on Representations.

The Executive acknowledges that he is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

13.	Entire Agreements; Amendments.

This Agreement sets forth the entire understanding with respect to the Executive’s employment by the Company and supersedes all existing agreements between the Executive and the Company and may be modified only by a written instrument duly executed by each of the Executive and the Company.

14.	WAIVER.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of a breach of any provision hereof must be in writing.

15.	Construction.

The Executive and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16.	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

17.	Notices.

All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified mail, return receipt requested;

(ii) nationally recognized overnight courier delivery; (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; (v) by email at the email address set forth below; or (v) hand delivery as follows:

To Himalaya Technologies, Inc.

Vikram Grover, Chairman 625 Stanwix St. #2504

Pittsburgh, PA 15222 vik.grover@himalayatechnologies.com [***]

To the Executive:

John A. Conklin [***]

Email: [***]

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Section 17. Any notice given in accordance with the provisions of this Section 17 shall be deemed given (i) three (3) business days after mailing (if sent by certified mail), (ii) one (1) business day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile.

18.	Counterparts; Delivery by Facsimile or Email.

(a)                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by the Executive and the Company and delivered to the other, it being understood that the Executive and the Company need not sign the same counterpart. This Agreement may be executed by facsimile or email signature and a facsimile or email signature shall constitute an original for all purposes.

(b)                This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

19.	Disclosure and Avoidance of Conflicts of Interest.

During the Executive’s employment with the Company, the Executive will promptly, fully and frankly disclose to the Company in writing:

(a)                 the nature and extent of any interest the Executive or the Executive’s Affiliates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

(b)                every office the Executive may hold or acquire, and every property the Executive or the Executive’s Affiliates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the Executive’s duties and obligations under this Agreement;

(c)	the nature and extent of any conflict referred to in subsection (b) above; and

(d)                the Executive acknowledges that it is the policy of the Company that all interests and conflicts of the sort described herein be avoided, and the Executive agrees to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described herein. During the Executive’s employment with the Company, without Board approval, in its sole discretion, the Executive shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the Executive’s duties or obligations under this Agreement or that would otherwise prevent the Executive from performing the Executive’s obligations hereunder, and the Executive represent and warrant that the Executive or the Executive’s Affiliates have not entered into any such agreement, arrangement or understanding.

20.	Failure to Renew or Extend the Term of This Agreement or Enter into a new Agreement.

In the event that a renewal or extension of this Agreement, or entry into a new employment agreement, is not effected by the parties on or prior to December 1, 2027 the Executive may commence to provide consulting services to third parties and/ or market himself to third parties in such capacities consistent with the Executives obligations pursuant to Section 8 of this Agreement.

21.	DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings ascribed to them below: “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control”

means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Board of Directors” or “Board” means the Company’s Board of Directors as the same may from time to time be constituted.

“Business Day” means any day on which banks are open for business in the State of Tennessee. “Cause” shall mean: (1) any material act of dishonesty by the Executive against the Company; or

(2) any material act of dishonesty by the Company, insiders or affiliates that jeopardize the Company or Executive (3) willful misconduct or gross negligence by the Executive in carrying out the Executive’s duties of the Executive Position; or (4) material breach of this Agreement, including, but not limited to a breach of the representations and warranties made by, the Executive; or (5) misconduct by the Executive, such as intoxication or other misconduct which has a substantial adverse effect on the business of the Company, or (6) other circumstances (other than the Executive’s Disability) indicative of the Executive’s failure materially to comply with the terms of his employment and which have had or may have an adverse effect on the business of the Company; or (7) the Executive’s violation of the United States federal or applicable state securities laws; or (8) indictment under the laws of the United States, or any state thereof for a (i) civil offense which is injurious to the business reputation of the Corporation or (ii) criminal offense, unless these actions are not committed by the Executive; or (9) recurring failure to adequately fulfill the responsibilities associated with the Executive Position.

“Change of Control” shall mean the occurrence of any of the following events during the term hereof: (i) Any “person” (such as that term is used in Section13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than an Affiliate of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of the Company representing 51% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) any merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the total voting power represented by the Company’s then outstanding voting securities (either by remaining outstanding or by being converted into voting securities of the Company or such other surviving entity outstanding immediately after such merger or consolidation); or (iii) a majority of the directors of the Company which were not nominated by the Company’s management (or were nominated by management pursuant to an agreement with persons that acquired sufficient voting securities of the Company to de facto control it) are elected to the Board by the Company’s shareholders; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the company of all or substantially all of the Company’s assets. Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A, a “Change of Control” will have occurred only if, in addition to the requirements set above, the event constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended. “Company” shall have the meaning set forth in the preamble hereto.

“Company’s Business” means the Company’s business activities and operations as conducted during the term of this Agreement and all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s relationship with the Company. Company Business as conducted during the term of this Agreement is further defined as: water monitoring and Leak detection platform that integrates building sensors, engineering, installation, insurance, financing, and artificial intelligence and machine learning business or and White Board technology services.

“Confidential Information” shall mean any and all information in addition to Trade Secrets used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority. Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by the Executive to be bound by a confidentiality agreement with the Company; or

(ii) is independently developed by the Executive without violating this Agreement.

“Disability” means a disability that has existed for a period of 6 consecutive months and because of which the Executive is physically or mentally unable to substantially perform his regular duties as Chief Executive Officer of the Company. Notwithstanding the foregoing, and only to the extent necessary to comply with Section 409A of the Code, the Executive will have suffered a “Disability” only if, in addition to the requirements set above, it represents a disability within the meaning of guidance issued by the Secretary of the Treasury under Section 409A of the Code.

“Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications and all materials, information, inventions, discoveries, developments, methods, compositions, concepts, ideas, writings, computer code and the like (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours and whether on or off Company premises) during the term of this Agreement that relate to either the Company’s Business or any prospective activity of the Company or any of its Affiliates.

“Director” means a member of the Company’s Board of Directors.

“Effective Date” shall mean the date of this Agreement as set forth in the preamble hereto.

“Good Reason” means (1) a material diminution in the Executive’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority (except as otherwise contemplated by Section 1(b) hereof); or (2) the removal of the Executive from the position of Chief Restructuring Officer (other than pursuant to Section 1(b) or elevation to a higher or comparable ranking executive officer position with the Company); or (3) ) the Company’s violation of the United States federal or applicable state securities laws without the knowledge of, or participation by, the Executive; or (4) a material breach by the Company of any of the material terms of this Agreement. A condition will not be considered “Good Reason” unless the Executive gives the Company written notice of the condition within thirty (30) days after the condition comes into existence and the Company fails to substantially remedy the condition within thirty (30) days after receiving the Executive’s written notice. Anything herein to the contrary notwithstanding, the Executive’s resignation or removal as the Company’s Chief Financial Officer or as a Director will not constitute “Good Reason” hereunder.

“Intellectual Property” means with respect to the Company’s Business, all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisional patents, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos,

URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world; (h) ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing; and (i) Discoveries and Works.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

“Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including current client lists and prospective client lists, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information.

23.	Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.
24.	GOVERNING LAW. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Tennessee.

25.             Binding Arbitration. All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration. If the parties are unable to agree respecting the time, place, method or rules of the arbitration, then such arbitration shall be held in the City of Johnson City, Tennessee, in accordance with the laws of the State of Tennessee and the rules of the American Arbitration Association. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees. There shall be three arbitrators. The Parties agree that one arbitrator shall be appointed by each Party, and the third presiding arbitrator shall be appointed by agreement of the two party-appointed arbitrators within fourteen (14) days of the appointment of the second arbitrator, or in default of such agreement, by the American Arbitration Association. An award of arbitration may be confirmed in a court of competent jurisdiction.

[ACKNOWLEDGMENT OF, AND SIGNATURE PAGE TO FOLLOW] [BALANCE OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Executive Engagement Agreement as of the date first above written.

Company:

Himalaya Technologies, Inc.

BY: NAME: VIKRAM P. GROVER

Title: Chairman

Executive:

John A. Conklin

Digitally signed by John A. Conklin

DN: cn=John A. Conklin, o=JAC Personal, ou=N/ A, email=Redacted@PersonalEmail.com, c=US Date: 2024.07.19 13:08:57 -04'00'

_________________

Adobe Acrobat version: 2024.002.20895

BY: _

Name: John A. Conklin